EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2019 Results

FORT COLLINS, Colo., April 29, 2019 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2019 ending March 31, 2019.  (All amounts are presented on an as reported (U.S. GAAP) basis and comparisons are year over year unless otherwise indicated. All per share amounts are presented on a fully diluted basis.)

Second Quarter Highlights

  Net sales were $759 million, up 38 percent. Organic net sales1 were $671 million, up 22 percent
  Earnings per share increased to $1.20, up from $0.60
  Adjusted earnings per share1 was $1.40, up from $0.82
  Cash from operations for the first six months of 2019 was $141 million; free cash flow1 was $87 million
  Raising fiscal year 2019 sales and earnings outlook

“Woodward delivered strong second quarter performance. Our Aerospace segment continues to deliver superior results driven by healthy OEM and aftermarket sales, and the Industrial segment is improving as expected, particularly in both natural gas and diesel engines,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “Although uncertainty remains in the second half of the year, we are encouraged by our first half performance and the continuing strength in our aerospace business, along with the increasing globalization of natural gas. As a result, we are raising our outlook for the full year and remain confident in our ability to deliver on our strategies to drive long-term value for our shareholders.”

Second Quarter Company Results

Woodward adopted the FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASC 606”) effective October 1, 2018, and results for the second quarter and first half of fiscal 2019, including adjusted and organic amounts, are presented on that basis while amounts for periods prior to adoption are presented under the previous applicable accounting standard (ASC 605). We believe there will be ongoing quarterly variability of the impacts of ASC 606 for both sales and net earnings. The primary impact of ASC 606 is anticipated to be the inclusion of customer provided inventory in net sales with no related earnings. However, we continue to believe the net earnings impact of adoption of the new standard will not be material for the full fiscal year 2019. In our first quarter of 2019 we provided sales and earnings under both ASC 606 and 605 in both the narrative and tables of our press release, as it was the first period of adoption. In this release and going forward, please refer to the tables included in this release and our Quarterly Reports on Form 10-Q filed for fiscal 2019.

Net sales were $759 million for the second quarter of 2019, compared to $548 million for the prior year quarter. Organic net sales, which exclude sales attributable to Woodward L’Orange, were $671 million for the second quarter of 2019, an increase of 22 percent from the prior year quarter.

Net earnings were $78 million for the second quarter of 2019, or $1.20 per share, compared to $38 million, or $0.60 per share, for the prior year quarter.

Adjusted net earnings were $90 million for the second quarter of 2019, or $1.40 per share, compared to adjusted net earnings of $52 million, or $0.82 per share, for the prior year quarter.

The effective tax rate for the second quarter of 2019 was 14.0 percent, compared to 20.9 percent in the prior year. The adjusted effective tax rate1 was 16.7 percent for the second quarter of 2019, compared to an effective tax rate of 22.1 percent, as adjusted, for the second quarter of 2018.

Segment Results

Aerospace
Aerospace segment net sales for the second quarter of fiscal 2019 were $483 million, compared to $386 million for the second quarter a year ago, an increase of 25 percent.

The Aerospace segment experienced another strong quarter with robust sales across all commercial and military markets. Both commercial OEM and aftermarket benefitted from the ramp up of the new narrowbody programs, as well as the ongoing increase in aircraft utilization.

Segment earnings for the second quarter of 2019 were $102 million, compared to $75 million for the same quarter last year. Segment earnings primarily benefited from the impact of the higher sales volume in the quarter.

Segment earnings as a percent of segment net sales were 21.1 percent for the second quarter of 2019, compared to 19.3 percent in the same quarter of the prior year.

Industrial
Industrial segment net sales for the second quarter of 2019 were $276 million, compared to $162 million for the second quarter of 2018. Organic Industrial segment net sales1 for the second quarter of 2019, which excludes sales of $88 million attributable to Woodward L’Orange, were $188 million, a 16 percent increase compared to the second quarter of the prior year. Foreign currency exchange rates had an unfavorable impact on sales of approximately $8 million for the second quarter of 2019. On a constant currency basis sales would have increased approximately 21 percent.

Industrial segment sales for the quarter were driven by ongoing improvement in reciprocating engines and the addition of Woodward L’Orange, which continued to perform well. Industrial turbine sales remained stable this quarter.

Segment earnings for the second quarter of 2019 were $27 million, or 9.8 percent of segment net sales.

Adjusted Industrial segment earnings1 were $36 million for the second quarter of 2019, or 13.1 percent of segment net sales, compared to $11 million, or 6.6 percent of segment net sales, in the second quarter a year ago. The increase in segment earnings was primarily the result of stronger sales volume.

Nonsegment
Nonsegment expenses totaled $27 million for the second quarter of 2019, compared to $28 million for the same period of the prior year. Adjusted nonsegment expenses1 for the second quarter of 2019 were $18 million, compared to adjusted nonsegment expenses of $10 million for the same quarter last year.

Year-to-Date Results

Net sales for the first six months of fiscal 2019 were $1.41 billion, compared to $1.02 billion for the same period last year. Organic net sales for the first six months of 2019 were $1.24 billion.

Net earnings for the first six months of 2019 were $127 million, or $1.97 per share, compared to $57 million, or $0.89 per share, for the same period of last year.

Adjusted net earnings for the first six months of 2019 were $152 million, or $2.36 per share, compared to adjusted net earnings of $85 million, or $1.34 per share, for the same period last year.

The effective tax rate for the first six months of 2019 was 16.5 percent, compared to 34.1 percent for the same period of the prior year. The prior year effective tax rate included transition impacts of the change in U.S. tax legislation. The adjusted effective tax rate1 for the first six months of 2019 was 18.5 percent, compared to an adjusted effective tax rate of 18.4 percent for the same period last year.

Aerospace segment net sales for the first six months of 2019 were $876 million, an increase of 27 percent, compared to $692 million for the same period last year.  Aerospace segment earnings as a percent of segment net sales for the first six months of 2019 was 19.9 percent, compared to 17.3 percent for the same period last year.

Industrial segment net sales for the first six months of 2019 were $536 million, compared to $326 million for the same period last year. Organic segment net sales for the first six months of 2019, which excludes $176 million of net sales attributable to Woodward L’Orange, were $360 million, an increase of 10 percent. Foreign currency exchange rates had an unfavorable impact on sales of approximately $13 million for the first six months of 2019. On a constant currency basis sales would have increased approximately 14 percent.

Industrial segment earnings as a percent of segment net sales for the first six months of 2019 was 10.5 percent. Adjusted Industrial segment earnings as a percent of segment net sales for the first six months of 2019 was 14.0 percent, compared to 9.3 percent for the same period last year.

Nonsegment expenses totaled $56 million for the first six months of 2019, compared to $47 million a year ago.  Adjusted nonsegment expenses were $40 million, compared to adjusted nonsegment expenses of $29 million for the first six months of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities for the first six months fiscal 2019 was $141 million, compared to $57 million for the first six months of the prior year. Payments for property, plant, and equipment were $54 million for the first six months of 2019, compared to $58 million for the first six months of 2018. Free cash flow was $87 million for the first six months of 2019, compared to an outflow of $2 million for the same period of the prior year. The increase in free cash flow was primarily related to increased earnings.

Total debt was $1.160 billion at March 31, 2019, compared to $1.185 billion at December 31, 2018.

During the first half of 2019, $62 million was returned to stockholders in the form of repurchased shares and dividends.

Outlook

“As we look to the full year, we are seeing ongoing strong performance in our Aerospace segment and steady improvement in our Industrial segment. As a result, we are increasing our outlook,” said Mr. Gendron.

Total net sales are now expected to be between $2.80 billion and $2.90 billion, with Aerospace sales up approximately 15 percent and Industrial sales up approximately 35 percent, both as compared to the prior year. This reflects strength in our markets and the impact of ASC 606 with respect to customer provided inventory.

Aerospace segment earnings as a percent of segment net sales are expected to be approximately 20 percent. Adjusted Industrial segment earnings as a percent of segment net sales are expected to be approximately 14 percent.

The effective tax rate for the full year is now expected to be approximately 20 percent.

Free cash flow is expected to be approximately $300 million.

Adjusted earnings per share is now expected to be between $4.60 and $4.80, based on approximately 65 million fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 29, 2019, to provide an overview of the financial performance for the second quarter of fiscal year 2019, business highlights, and outlook for fiscal 2019. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 3186128. An audio replay will be available by telephone from 7:30 p.m. EDT on April 29, 2019 until 11:59 p.m. EDT on May 13, 2019. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 3186128.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the second half of our fiscal year and our full fiscal year performance and ability to meet our outlook, our expectations related to the performance of our segments and specific markets within those segments, the effect of our adoption of ASC 606 on future financial results, and our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2018 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands except per share amounts)	2019	2018	2019	2018

Net sales	$758,844	$548,249	$1,411,655	$1,018,397
Costs and expenses:
Cost of goods sold	566,841	402,159	1,059,015	749,786
Selling, general, and administrative expenses	54,857	39,755	106,784	86,214
Research and development costs	43,831	37,169	82,698	71,955
Restructuring charges	-	17,013	-	17,013
Interest expense	11,480	8,823	23,358	17,695
Interest income	(294)	(471)	(665)	(834)
Other (income) expense, net	(8,039)	(4,846)	(11,218)	(9,566)
Total costs and expenses	668,676	499,602	1,259,972	932,263
Earnings before income taxes	90,168	48,647	151,683	86,134
Income taxes	12,589	10,158	24,984	29,385
Net earnings	$77,579	$38,489	$126,699	$56,749

Earnings per share amounts:
Basic earnings per share	$1.25	$0.63	$2.04	$0.93
Diluted earnings per share	$1.20	$0.60	$1.97	$0.89
Weighted average common shares outstanding:
Basic	62,175	61,401	61,995	61,323
Diluted	64,564	63,750	64,307	63,730
Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.1425	$0.3050	$0.2675

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
(Unaudited - in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$65,303	$83,594
Accounts receivable	592,336	432,003
Inventories	534,320	549,596
Income taxes receivable	13,968	6,397
Other current assets	38,165	43,207
Total current assets	1,244,092	1,114,797
Property, plant, and equipment, net	1,064,388	1,060,005
Goodwill	804,461	813,250
Intangible assets, net	646,094	700,883
Deferred income tax assets	15,194	16,570
Other assets	191,720	85,144
Total assets	$3,965,949	$3,790,649

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$160,000	$153,635
Accounts payable	259,665	226,285
Income taxes payable	18,361	16,745
Accrued liabilities	204,586	194,513
Total current liabilities	642,612	591,178
Long-term debt, less current portion	1,000,468	1,092,397
Deferred income tax liabilities	162,831	170,915
Other liabilities	467,187	398,055
Total liabilities	2,273,098	2,252,545
Stockholders’ equity	1,692,851	1,538,104
Total liabilities and stockholders’ equity	$3,965,949	$3,790,649

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six-Months Ended
	March 31,
(Unaudited - in thousands)	2019	2018
Net cash provided by operating activities	$140,954	$56,718

Cash flows from investing activities:
Payments for property, plant, and equipment	(54,341)	(58,478)
Net proceeds from sale of assets	271	1,198
Proceeds from sales of short-term investments	10,259	8,970
Payments for purchases of short-term investments	(970)	(808)
Net cash used in investing activities	(44,781)	(49,118)

Cash flows from financing activities:
Cash dividends paid	(18,914)	(16,422)
Proceeds from sales of treasury stock	24,150	3,560
Payments for repurchases of common stock	(39,049)	-
Borrowings on revolving lines of credit and short-term borrowings	865,617	809,680
Payments on revolving lines of credit and short-term borrowings	(844,262)	(800,350)
Payments of long-term debt and capital lease obligations	(100,265)	(210)
Net cash used in financing activities	(112,723)	(3,742)
Effect of exchange rate changes on cash and cash equivalents	(1,741)	8,737
Net change in cash and cash equivalents	(18,291)	12,595
Cash and cash equivalents at beginning of year	83,594	87,552
Cash and cash equivalents at end of period	$65,303	$100,147

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018
Net sales:
Aerospace	$482,954	$386,343	$875,841	$692,248
Industrial	275,890	161,906	535,814	326,149
Total consolidated net sales	$758,844	$548,249	$1,411,655	$1,018,397
Segment earnings*:
Aerospace	$101,722	$74,656	$174,576	$119,897
As a percent of segment net sales	21.1%	19.3%	19.9%	17.3%
Industrial	27,128	10,687	56,297	30,468
As a percent of segment net sales	9.8%	6.6%	10.5%	9.3%
Total segment earnings	128,850	85,343	230,873	150,365
Nonsegment expenses	(27,496)	(28,344)	(56,497)	(47,370)
EBIT	101,354	56,999	174,376	102,995
Interest expense, net	(11,186)	(8,352)	(22,693)	(16,861)
Consolidated earnings before income taxes	$90,168	$48,647	$151,683	$86,134
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$22,995	$30,028	$54,341	$58,478
Depreciation expense	$20,164	$15,754	$41,333	$30,581

On October 1, 2018, Woodward, Inc. adopted the FASB Accounting Standards Update No. 2014-09 (“ASC 606”), “Revenue from Contracts with Customers.” The stated amounts in the tables below reflect the impact of the adoption.

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Three-Months Ended March 31,			Three-Months Ended March 31,
	2019		2018	2019		2018
(Unaudited - in thousands)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$482,954	$449,766	$386,343	$482,954	$449,766	$386,343
Industrial segment	275,890	273,461	161,906	275,890	273,461	161,906
Total consolidated net sales	$758,844	$723,227	$548,249	$758,844	$723,227	$548,249
Earnings:
Aerospace segment	$101,722	$92,264	$74,656	$101,722	$92,264	$74,656
Segment earnings as a percent of segment net sales	21.1%	20.5%	19.3%	21.1%	20.5%	19.3%
Industrial segment	27,128	26,531	10,687	36,113	35,516	10,687
Segment earnings as a percent of segment net sales	9.8%	9.7%	6.6%	13.1%	13.0%	6.6%
Consolidated Net Earnings	77,579	69,628	38,489	90,257	82,306	52,357
Consolidated diluted earnings per share	$1.20	$1.08	$0.60	$1.40	$1.28	$0.82

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Six-Months Ended March 31,			Six-Months Ended March 31,
	2019		2018	2019		2018
(Unaudited - in thousands)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$875,841	$822,431	$692,248	$875,841	$822,431	$692,248
Industrial segment	535,814	533,437	326,149	535,814	533,437	326,149
Total consolidated net sales	$1,411,655	$1,355,868	$1,018,397	$1,411,655	$1,355,868	$1,018,397
Earnings:
Aerospace segment	$174,576	$167,147	$119,897	$174,576	$167,147	$119,897
Segment earnings as a percent of segment net sales	19.9%	20.3%	17.3%	19.9%	20.3%	17.3%
Industrial segment	56,297	57,040	30,468	74,793	75,536	30,468
Segment earnings as a percent of segment net sales	10.5%	10.7%	9.3%	14.0%	14.2%	9.3%
Consolidated Net Earnings	126,699	121,428	56,749	151,903	146,632	85,395
Consolidated diluted earnings per share	$1.97	$1.89	$0.89	$2.36	$2.28	$1.34

The tables below reconcile non-U.S. GAAP measures to the nearest U.S. GAAP measure.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Three-Months Ended
	March 31, 2019			March 31, 2018
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$90,168	$77,579	$1.20	$48,647	$38,489	$0.60
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,667	0.20
Purchase accounting impacts*	8,985	5,849	0.09	-	-	-
Other charges**	9,161	6,829	0.11	1,535	1,201	0.02
Total non-U.S. GAAP adjustments	18,146	12,678	0.20	18,548	13,868	0.22
Adjusted earnings (Non-U.S. GAAP)	$108,314	$90,257	$1.40	$67,195	$52,357	$0.82
* Represents the purchase accounting impacts related to the amortization of the Woodward L'Orange backlog intangible.
** Other charges includes Duarte move related costs, and merger and acquisition transaction costs

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Six-Months Ended			Six-Months Ended
	March 31, 2019			March 31, 2018
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$151,683	$126,699	$1.97	$86,134	$56,749	$0.89
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,667	0.20
Purchase accounting impacts*	18,496	13,081	0.20	-	-	-
Other charges**	16,124	12,123	0.19	1,535	1,201	0.02
Sub-total non-U.S. GAAP adjustments	34,620	25,204	0.39	18,548	13,868	0.22
Transition impact of U.S. tax legislation	-	-	-	-	14,778	0.23
Total Non-U.S. GAAP adjustments	34,620	25,204	0.39	18,548	28,646	0.45
Adjusted earnings (Non-U.S. GAAP)	$186,303	$151,903	$2.36	$104,682	$85,395	$1.34
* Represents the purchase accounting impacts related to the amortization of the Woodward L'Orange backlog intangible.
** Other charges includes Duarte move related costs, and merger and acquisition transaction costs

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018
Industrial segment earnings (U.S. GAAP)	$27,128	$10,687	$56,297	$30,468
Purchase accounting impacts*	8,985	-	18,496	-
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$36,113	$10,687	$74,793	$30,468

* Represents the purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018
Nonsegment expenses (U.S. GAAP)	$27,496	$28,344	$56,497	$47,370
Restructuring charges	-	(17,013)	-	(17,013)
Other charges*	(9,161)	(1,535)	(16,124)	(1,535)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$18,335	$9,796	$40,373	$28,822

* Other charges includes Duarte move related costs, and merger and acquisition transaction costs

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$77,579	$38,489	$126,699	$56,749
Income taxes	12,589	10,158	24,984	29,385
Interest expense	11,480	8,823	23,358	17,695
Interest income	(294)	(471)	(665)	(834)
EBIT (Non-U.S. GAAP)	101,354	56,999	174,376	102,995
Non U.S. GAAP adjustments*	18,146	18,548	34,620	18,548
Adjusted EBIT (Non-U.S. GAAP)	$119,500	$75,547	$208,996	$121,543

* Includes, as applicable, purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible, Duarte move related costs, restructuring charges, and merger and acquisition transaction costs.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$77,579	$38,489	$126,699	$56,749
Income taxes	12,589	10,158	24,984	29,385
Interest expense	11,480	8,823	23,358	17,695
Interest income	(294)	(471)	(665)	(834)
Amortization of intangible assets	16,693	6,258	34,165	12,501
Depreciation expense	20,164	15,754	41,333	30,581
EBITDA (Non-U.S. GAAP)	138,211	79,011	249,874	146,077
Non U.S. GAAP adjustments*	9,161	18,548	16,124	18,548
Adjusted EBITDA (Non-U.S. GAAP)	$147,372	$97,559	$265,998	$164,625

* Includes, as applicable, Duarte move related costs, restructuring charges, and merger and acquisition transaction costs.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2019	2018	2019	2018

Net cash provided by operating activities (U.S. GAAP)	$56,242	$59,251	$140,954	$56,718
Payments for property, plant, and equipment	(22,995)	(30,028)	(54,341)	(58,478)
Free cash flow (Non-U.S. GAAP)	$33,247	$29,223	$86,613	$(1,760)

1Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT (earnings before interest and taxes) and adjusted EBITDA (earnings, before interest, taxes, depreciation and amortization), adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) purchase accounting impacts related to backlog in connection with our L’Orange acquisition, (iv) merger and acquisition transaction costs, and (v) the transition impacts of the change in U.S. federal tax legislation in December 2017. Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, excludes them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales and organic Industrial segment net sales exclude sales attributable to Woodward L’Orange, which was acquired on June 1, 2018.

EBIT, EBITDA, free cash flow, organic net sales, organic Industrial net sales, adjusted net earnings, adjusted Industrial segment net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”. We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Woodward website: Woodward has used, and intends to continue to use, its Investor Relations website as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:

Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com